Exhibit (k)(5)

FS CREDIT INCOME FUND

AMENDED AND RESTATED APPENDIX A

TO THE AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT DATED APRIL 6, 2018

Class of Shares	Cap on Ordinary Operating Expenses (as a percentage of average daily net assets)
Class I Shares	0.25%

Class A Shares	0.25%

Class L Shares	0.25%

Class M Shares	0.25%

Class T Shares	0.25%

Class U Shares	0.25%

Agreed to and accepted as of July 26, 2019.

FS CREDIT INCOME FUND

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer

FS CREDIT INCOME ADVISOR, LLC

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer